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                                                                 Exhibit 10.41

                          TERMINATION AGREEMENT

      This Termination Agreement ("Termination Agreement") by and between Entertainment Boulevard, Inc., a Nevada corporation (the "Company"), and Robb Peck McCooey Clearing Corporation ("RPMCC") becomes effective when at least $5,000,000 is raised by Cruttenden Roth Incorporated ("CRI") under the Follow-on Placement (as that term is defined below).

                              WITNESSETH:

      WHEREAS, the Company and RPMCC are parties to a placement Agency Agreement dated September 3, 1999 (the "Agreement").

      WHEREAS, the Company proposes to engage CRI to act as a placement agent in two offerings as follows: (i) an offering of 7.5 units of the Company's securities (the "Bridge Placement"), each unit consisting of (x) a $100,000 secured promissory note and (y) warrants to purchase 40,000 shares of the Company's common stock, par value $.001 per share, at an exercise price of $1.00 per share and (ii) an offering of up to $7,000,000 in convertible preferred securities pursuant to Regulation D in a private placement (the "Follow-on Placement").

      WHEREAS, in connection with the foregoing, the Company desires to terminate the Agreement and all amendments thereto (except as specifically set forth herein), provided that at least $5,000,000 is raised by CRI under the Follow-on Placement. Following satisfaction of such condition, RPMCC will agree to waive all its rights legally available under the Agreement and allow the Company to accept funding from CRI.

      WHEREAS, the Company and RPMCC desire to have CRI act in the aforementioned offerings.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. RPMCC retains the right to complete the placement of securities as per the Agreement and receive all compensation due under the Agreement.

      2. RPMCC agrees to use its best efforts to cause its investors to convert the $4 million of 8.0% Mandatorily Convertible Series A Preferred Stock into shares of the Company's common stock at a floor price of $1.50 per share concurrent with the closing of at least $5,000,000 under the Follow-on Placement.

      3. For a period of one year from the date hereof, RPMCC retains the right to designate one person who shall have Board Observer status. Although this person shall not be a Director of the Company, he shall have the right to attend all meetings of the Board of Directors.


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      4.     For a period of nine (9) months from the date hereof, RPMCC retains the exclusive right (which it may decline) to issue an opinion when requested by the Company regarding valuation or fairness of any offer in the event of a merger or sale of the Company.

      5. The Company agrees to include in its recently filed SB-2 registration statement all shares issuable upon conversion of the Series A Convertible Preferred, all shares issued in connection with the loans to the Company as listed in Paragraph 11 below, the Placement Agent Warrants issued as compensation for various financings for the Company and any warrants issued under this Termination Agreement and to use its best efforts to have that registration statement declared effective.

      6. Except for the securities being registered under the aforesaid SB-2 registration statement, the Company agrees not to register for resale any of its securities until 90 days after the effectiveness of the above-mentioned registration statement.

      7. The Company agrees not to affect a recapitalization (forward split, reverse split, etc.) until the later of (i) 90 days after the effectiveness of the aforesaid SB-2 registration statement or (ii) the closing of the Follow-on Placement.

      8. In consideration of RPMCC relinquishing its valuable rights under the Agreement, and causing its investors to convert all of their Preferred Stock under Paragraph 2 above and obtaining consents from such investors in the form of Schedule B attached hereto, the Company agrees to issue 500,000 warrants to the parties and in the amounts as disclosed in Schedule A attached hereto to purchase shares of the Company's common stock, 250,000 of such warrants exercisable at $0.50 per share and 250,000 warrants exercisable at $3.50 per share. The term and the form of warrants and registration rights related thereto shall be the same as the warrants issued to RPMCC under the Agreement.

      9. RPMCC will waive any and all rights it has under Paragraph 7(e) of that certain Registration Rights Agreement dated September 3, 1999 between RPMCC and the Company if at least $5,000,000 is raised under the Follow-on Placement on or before March 15, 2000. If the $5,000,000 is raised by CRI subsequent to March 15, 2000, RPMCC will waive only thirty (30) days of the late fees to which it is entitled under said Paragraph 7(e).

      10. This Termination Agreement supersedes, restates and amends that certain Termination Agreement dated December 30, 1999 between the parties hereto; provided, however, the waiver of RPMCC's rights hereunder shall only be effective if at least $5,000,000 is raised by CRI under the Follow-on Placement.

      11. The Company agrees to pay RPMCC, to the extent not heretofore paid, its usual placement and attorney fees (as per the Agreement) out of its proceeds from the CRI Follow-on Placement for services rendered in the following transactions: (a) the $500,000 loan to the Company dated November 1999, (b) the $200,000 loan to the Company dated January 2000 and (c) this Termination Agreement. In addition, the Company agrees to pay, out of the proceeds of the Follow-on Placement, all costs and expenses incurred in connection with the negotiation and execution of this Termination Agreement, including reasonable fees and disbursements of counsel.


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                             ROBB PECK McCOOEY CLEARING CORPORATION


                             By:  /s/ Richard Rosenblum
                                  --------------------------------------------
                             Title:  Managing Director
                                   -------------------------------------------

                             ENTERTAINMENT BOULEVARD, INC.


                             By:   /s/ Stephen Brown
                                ----------------------------------------------
                             Stephen Brown, Chairman & Chief Executive Officer


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                                  SCHEDULE A

         Anthony K. Soich         30,000 (1/2 @ $0.50 and 1/2 @ $3.50)
         Robb Peck McCooey
           Clearing Corporation   188,000 (1/2 @ $0.50 and 1/2 @ $3.50)
         Richard Rosenblum        101,000 (1/2 @ $0.50 and 1/2 @ $3.50)
         David Stefansky          101,000 (1/2 @ $0.50 and 1/2 @ $3.50)
         Vincent Calicchia        50,000 (1/2 @ $0.50 and 1/2 @ $3.50)
         Steven Freifeld          30,000 (1/2 @ $0.50 and 1/2 @ $3.50)